Exhibit 99.1

Investment Corporation

Aames Investment Corporation Reports Second Quarter 2005 Results

REIT Portfolio Climbs to $3.9 Billion

Company Declared $0.34 per Common Share Quarterly Dividend

Company Achieved Targeted Leverage Ratio

Los Angeles, California, August 9, 2005 – Aames Investment Corporation (NYSE: AIC), a mortgage real estate investment trust today announced financial results for the second quarter of 2005. Total loans held for investment increased by 35% over the balance at March 31, 2005 to $3.9 billion and mortgage loan production for the June quarter totaled $1.6 billion, 17% higher than the first quarter of 2005. The diluted net loss per common share for the quarter equaled $0.37. During the quarter, the Company recorded a mark-to-market derivative loss under FASB 133 of $11.5 million, and non-core charges of $3.7 million, equal to a combined pretax loss per common share of $0.25. Excluding these charges, core diluted net loss per common share equaled $0.12.

Second Quarter 2005 Highlights

•	Loans held for investment in the REIT portfolio as of June 30, 2005 equaled $3.9 billion, a 35% increase over the balance as of March 31, 2005;

•	Total loan originations were $1.6 billion, 17% greater than during the first quarter of 2005;

•	Company declared a $0.34 per common share dividend for the quarter;

•	Net cost to originate decreased by 20% to 2.33% and

•	Company achieved its targeted leverage ratio of 12 times equity.

Mr. A. Jay Meyerson, Chairman and CEO of Aames, commented, “During the quarter we continued to execute our growth strategy as a mortgage REIT on a number of fronts. Most importantly, we built our REIT portfolio to $3.9 billion with quality mortgages that met our credit and return criteria, which positions us to provide our shareholders a stable dividend from our REIT. Now that we have reached our targeted leverage ratio, we intend to sell the majority of our production in the whole loan market, which should generate consistent net income at our TRS.”

Meyerson continued, “We were pleased to report an increase in our originations for the quarter by 17% over the first quarter of the year, while maintaining a disciplined credit profile. We also made progress on our efficiency initiatives and reduced our cost to originate to 2.33%, 20% lower than the first quarter of the year. We generated higher loan production with a net reduction in the dollar level of core expenses compared to the first quarter. Finally, our retail channel accounted for the majority of the core production growth in the quarter, and generated substantial fee income, which contributed to the lower net cost to originate.”

Financial Summary

As the Company continued to build its portfolio of loans held for investment, it retained the majority of its loan production for the quarter. As a result, gain on sale of loans and total revenue decline compared to the year ago quarter, while net interest income increased. These were the primary factors that contributed to a net loss of $22.6 million, or $0.37 per diluted share.

Included in the net loss for the second quarter of 2005 were a mark-to-market derivative loss under FASB 133 of $11.5 million, a $3.0 million charge for a mediated legal settlement and a $0.7 million charge for occupancy costs related to the closure of certain branch locations, all of which totaled $15.2 million, or $0.25 per diluted share. Excluding these charges, core net loss equaled $7.4 million, or $0.12 per diluted share.

The core net loss for the March 2005 quarter, which excluded a mark-to-market derivative gain of $9.0 million, was $10.3 million or $0.17 per common share.

The Company has included measurements of core financial metrics, including core net interest income, core net loss and core diluted loss per common share, which are non-GAAP financial metrics. Core earnings exclude the mark-to-market derivative gain or loss under FASB 133. The Company does not account for its derivative financial instruments as cash flow or fair value hedges under the provisions of Statement of Financial Accounting Standards No. 133 (Accounting for Derivative Financial Instruments and Hedging Activities) and, as a result, the unrealized gains and losses on the derivative instruments are recorded as income, even though the cash flows the derivatives are economically hedging will not be received until sometime in the future. By excluding the impact of the mark-to-market gain or loss from net loss, management believes that core net interest income and core net loss can provide a useful measure of the Company’s operating performance.

Revenue

The following chart details the components of revenue for the quarters ended June and March 2005 and June 2004.

Revenue

	Quarter Ended			Percentage Change
	6/30/2005	6/30/2004	3/31/2005	Y-Y	Sequential
Net interest income after loan loss provision (1)	$16,632	$11,985	$35,236	38.8%	-52.8%
Non interest income	6,030	64,789	6,723	-90.7%	-10.3%

Total revenue	22,662	76,774	41,959	-70.5%	-46.0%
Mark-to-maket loss (gain)	11,495	—	(9,532)	nm	-220.6%

Total core revenue	$34,157	$76,774	$32,427	-55.5%	5.3%

(1)	NII for all periods includes the FAS 133 mark-to-market gain or loss on derivatives.

Total core revenue (which includes net interest income after provision for loan losses and non interest income and before the impact of mark-to-market loss or gain on derivatives) for the June 2005 quarter increased by $1.7 million, or 5.3% from the first quarter of 2005 due to higher core net interest income earned from the higher balance in the Company’s REIT portfolio. Core revenue for the June 2005 quarter decreased by $42.6 million from the year ago quarter, due primarily to a $58.8 million decrease in noninterest income, primarily from gain on sale of loans, partially offset by $16.1 million increase in core net interest income after provision.

The decrease in core revenue from the year ago quarter reflects the Company’s continued transition from a mortgage banking model to a hybrid REIT model, wherein Aames achieves a higher percentage of revenue and earnings from portfolio generated interest income, and to a lesser extent from gain on sale revenue from its Taxable REIT Subsidiary. The Company believes that this combination of earnings will provide both a stable source of dividends to shareholders along with mortgage banking income to support future portfolio growth or enhance the dividend from the REIT.

Net Interest Income

The following chart details the components of net interest income before the provision for loan losses for the quarters ended June and March 2005 and June 2004.

	Quarter Ended			Percentage Change
	6/30/2005	6/30/2004	3/31/2005	Y-Y	Sequential
Interest income	$66,535	$19,204	$49,671	246.5%	34.0%
Amortization of net deferred loan
origination costs	(1,142)	—	(673)	nm	69.7%
Prepayment fees	4,856	—	1,884	nm	157.7%
Other interest income	4,694	66	2,750	nm	70.7%

Total Interest Income	$74,943	$19,270	$53,632	288.9%	39.7%
Interest expense	$32,326	$5,889	$19,992	448.9%	61.7%
Mark-to-market (gain) loss	11,495	—	(9,532)	nm	-220.6%
Amortization of financing costs	2,087	1,272	1,195	64.1%	74.6%
Other	538	124	261	333.9%	106.1%

Total interest expense	$46,446	$7,285	$11,916	537.6%	289.8%
Net interest income	$28,497	$11,985	$41,716	137.8%	-31.7%
Core net interest income	$39,992	$11,985	$32,184	233.7%	24.3%

Net interest income for the second quarter of 2005 totaled $28.5 million. Excluding the $11.5 million mark-to-market charge to the fair value of derivative instruments, core net interest income was $40.0 million. The $7.9 million increase in the core net interest income for the June 2005 quarter compared to the March 2005 quarter, resulted from the continued growth in the Company’s portfolio of loans held for investment, offset by a higher funding cost on loans added to the portfolio during the June 2005 quarter. The significant increase in net interest income for the second quarter 2005 compared to the prior year period reflects the Company’s transition from holding loans for sale to a loan portfolio driven model.

Management anticipates completing additional securitizations of approximately $1.2 billion during the third quarter of 2005. Following these securitizations, the Company expects to utilize a smaller portion of its loan production to maintain the balance of loans held for investment and core net interest income levels, while selling the majority of its loan production in the whole loan market.

During the June 2005 quarter, the net interest margin for the REIT portfolio, which excludes net interest income on loans held for sale, interest earned on temporary investments and the FASB 133 mark to market adjustment was 2.61%, compared to 3.28% during the March 2005 quarter. The decrease in the net interest margin resulted from increased funding costs on the loans added to the portfolio during the June 2005 quarter, as well as higher amortization of deferred loan acquisition premium, and net deferred loan origination costs due to a higher than anticipated rate of loan repayment in the REIT loan portfolio, and to a slight decrease in the gross yield on loans held for investment portfolio.

A summary of the Company’s yield on loans held for investment and funding costs for such loans during the quarters ended June and March 2005 are presented below.

	Quarter Ended
	6/30/2005	3/31/2005
Gross yield on LHFI	7.16%	7.26%
Prepayment fees	0.59%	0.33%
Amortization of premiums	-0.64%	-0.34%
Amortization of deferred loan fees and costs	-0.14%	-0.12%

Net yield on LHFI	6.97%	7.13%
Net cost of funding for LHFI	3.88%	3.42%

Net interest margin	3.09%	3.71%
Servicing costs	-0.48%	-0.43%

REIT Net Interest Margin	2.61%	3.28%

Noninterest income

The following chart details the components of noninterest income for the quarters ended June and March 2005 and June 2004.

	Quarter Ended			Percentage Change
	6/30/2005	6/30/2004	3/31/2005	Y-Y	Sequential
Noninterest income
Gain on sale of loans	$4,666	$63,292	$5,683	-92.6%	-17.9%
Loan servicing revenue	1,364	1,497	1,040	-8.9%	31.2%

Total noninterest income	$6,030	$64,789	$6,723	-90.7%	-10.3%

Total non interest income for the June 2005 quarter of $6.0 million decreased by $58.8 million from the prior year period due to a lower gain on sale of loans. As part of its previously stated strategy of building its portfolio of loans held for investment, the Company has retained in portfolio substantially all of its higher value hybrid ARM loan production, which accounted for a large majority of its loan production, and sold its lower value fixed rate and second lien loans, which comprised a smaller percentage of loan production. During the second quarter of 2005, the Company sold approximately $410.7 million of loans into the whole loan market, or 25.7% of total originations, compared to $1.8 billion, or 90% of originations in the June 2004 quarter. Non interest income for the second quarter of 2005 decreased by 10.3% compared to the first quarter of the year, due to a lower net gain on sale of loans.

The components of gain on sale of loans for the first two quarters of 2005 and the second quarter of 2004 are detailed in the following chart.

	Quarter Ended			Percentage Change
	6/30/2005	6/30/2004	3/31/2005	Y-Y	Sequential
Gain on sale of loans	$7,060	$63,770	$4,583	-88.9%	54.0%
Loan originations fees and costs, net	2,617	7,937	2,097	-67.0%	24.8%
Provision for representation, warranty and other losses	(4,016)	(8,129)	(785)	-50.6%	411.6%
Miscellaneous costs	(995)	(286)	(212)	247.9%	369.3%

Net gain on sale of loans	$4,666	$63,292	$5,683	-92.6%	-17.9%

The decrease in the net gain on sale ratio during the June 2005 quarter from the March 2005 quarter resulted primarily from a higher provision for estimated representation, warranty and other losses on loans held for sale and recent loan sales. The Company recorded a provision of approximately $2.0 million for future representation and warranty contingencies on loans previously sold. In addition, the Company recorded a provision of approximately $2.0 million for loans held for sale with collateral or other deficiencies, including nonperforming loans received in the June 2005 pool call. Excluding the provision for the called loans, the net gain on sale ratio for the June 2005 was approximately 1.62%.

Servicing revenue for the first two quarters of 2005 and the second quarter of 2004 was relatively flat. Servicing income consists primarily of prepayment fees on loans in off-balance sheet securitization trusts, late charges and other fees the Company retained and servicing fees earned on securitized pools, reduced by sub-servicing costs related to servicing advance arrangements. Management anticipates that servicing income will continue to decrease due to the elimination in loans serviced in off-balance sheet securitizations due to the June 15, 2005 call.

Noninterest Expense

The following chart details the components of noninterest expense for the quarters ended June and March 2005 and June 2004.

	Quarter Ended			Percentage Change
	6/30/2005	6/30/2004	3/31/2005	Y-Y	Sequential
Noninterest expense:
Personnel	$20,980	$32,600	$22,347	-35.6%	-6.1%
Production	8,577	9,005	8,800	-4.8%	-2.5%
General and administrative	15,015	10,793	10,813	39.1%	38.9%

Total noninterest expense	$44,572	$52,398	$41,960	-14.9%	6.2%
Legal settlement costs	(3,000)	—	—
Office closure costs	(700)	—	—

Core noninterest expense	$40,872	$52,398	$41,960	-22.0%	-2.6%

The $7.8 million decrease in total noninterest expense for the June 2005 quarter from the prior year period resulted primarily from the decrease in loan production between the periods, as well as lower expenses due to the Company’s cost reduction initiatives. During the second quarter of 2005, the Company charged income for $3.7 million, comprised of a $3.0 million charge for a mediated legal settlement on a previously disclosed case related to over-time payment practices, as well as a $0.7 million charge for the costs incurred in the closure of certain production locations. Excluding these charges, total noninterest expenses during the June 2005 quarter decreased by $11.5 million compared to the year ago quarter. The decrease in core expenses resulted from both the lower level of loan production in the 2005 quarter, as well as reduced head count and other expense reduction initiatives.

Core noninterest expense during the June 2005 quarter decreased by $1.1 million, or 2.6%, from the first March 2005 quarter, due to lower compensation expenses from a headcount reduction, offset by higher commissions from increased production.

Net Cost to Originate

The net cost to originate loans, a non GAAP measurement of the Company’s efficiency trends within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The data represents reported operating expenses, plus the origination costs deferred under SFAS No. 91 (Accounting for Nonrefundable Fees and Costs Associated with Origination or Acquiring Loans and Initial Direct Costs of Leases), less (i) the cost of servicing the Company’s loans held for investment portfolio, (ii) certain corporate overhead costs and (iii) the fees received on originations less points paid on wholesale originations. The net cost to originate improved during the June 2005 quarter compared to the March 2005, due to the higher level of loan production, the higher percentage of production from the retail operations and from the Company’s cost reduction initiatives.

The chart below details the components of the net cost to originate loans for the first two quarter of 2005 and for the second quarter of 2004.

	Quarter Ended			Percentage Change
	6/30/2005	6/30/2004	3/31/2005	Y-Y	Sequential
Total operating revenue	$44,572	$52,398	$41,960	-14.9%	6.2%
Non core items	(3,700)	—	—	nm	nm
Deferred origination costs	19,434	12,764	16,620	52.3%	16.9%
Loan servicing and other costs	(2,274)	(2,521)	(3,209)	-9.8%	-29.1%

Total G&A Expenses	58,032	62,641	55,371	-7.4%	4.8%
Fees recieved on originations	(20,901)	(16,721)	(15,594)	25.0%	34.0%
Total Cost to Originate	$37,131	$45,920	$39,777	-19.1%	-6.7%
Total Originations	$1,597,014	$1,965,869	$1,361,616	-18.8%	17.3%
Cost Ratios:
Core operating expenses	2.56%	2.67%	3.08%	-4.0%	-17.0%
Deferred origination costs	1.22%	0.65%	1.22%	87.4%	-0.3%
Loan servicing and other costs	-0.14%	-0.13%	-0.24%	11.0%	-39.6%

Total G&A Expenses	3.63%	3.19%	4.07%	14.0%	-10.6%
Fees recieved on originations	-1.31%	-0.85%	-1.15%	53.9%	14.3%
Net Cost to Originate	2.33%	2.34%	2.92%	-0.5%	-20.4%

The net cost to originate ratio for the June 2005 quarter improved by 20% compared to the March 2005 quarter due to the higher loan production volume in the June quarter, as well as restrained expense growth and the higher net fees earned on production due to a higher percentage of retail loans in the total production volume. The Company believes that the non GAAP measurement of the net cost to originate is indicative of its ability to generate profit from the sale of its loan production and a measurement of the overall efficiency from its operations. The decrease in the net cost to originate from the second quarter of 2004 to the second quarter of 2005 resulted primarily from retail originations accounting for a higher percentage of total originations, generating higher fees received on loan production. Management has undertaken a cost containment program designed to lower the net cost to produce and maximize the net gain on sale of loans achieved when the Company begins to sell the majority of its production in the second half of the year.

Loan Portfolio

During the quarter ended June 2005, the Company securitized approximately $1.1 billion of mortgage loans. Total loans held for investment as of June 30, 2005 increased to $3.9 billion, compared to $2.9 billion and $1.7 billion as of March 2005 and December 31, 2004, respectively. Loans held for investment at June 30, 2005 included $686.5 million of loans held for investment but not yet securitized. At June 30, 2005, the Company’s leverage ratio, defined as total loans held for investment divided by total consolidated shareholders’ equity, equaled 12.3 times, which was within management’s leverage ratio target. Management anticipates that future REIT portfolio growth may be financed primarily from retained earnings generated through the TRS mortgage banking activities and that the Company will maintain its leverage ratio within the targeted levels.

During the June 2005 quarter, the Company experienced prepayment speeds on its loans held for investment higher than in previous quarters, offsetting the impact of the growth from the second quarter loan production volume. Total principal payments, including scheduled principal payments and prepayments, were approximately 37% of the principal balance of loans held for investment at the beginning of the quarter. Consistent with the

Company’s strategy of building and maintaining a portfolio of loans held for investment, the higher than anticipated rate of loan repayment has required the use of a higher portion of the Company’s loan production to build and maintain its REIT loan portfolio, resulting in a lower balance of loans available for sale into the whole loan markets. In addition, the higher level of loan repayments accelerated the amortization of deferred loan acquisition costs and net deferred loan origination costs at the REIT, reducing the level of taxable income generated by the REIT.

Loan Production

The following chart details the Company’s loan originations for the quarters ended June and March 2005 and June 2004.

	Quarter Ended			Percentage Change
	6/30/2005	6/30/2004	3/31/2005	Y-Y	Sequential
Retail	$624,816	$645,294	$516,558	-3.2%	21.0%
Wholesale	920,506	1,320,578	845,058	-30.3%	8.9%
Purchased loans	51,692	—	—	nm	nm

Total Loan Production	$1,597,014	$1,965,872	$1,361,616	-18.8%	17.3%

Total loan production equaled $1.6 billion in the June 2005 quarter, compared to $2.0 billion during the year ago period and $1.4 billion in the first quarter of 2005. The 17.3% increase in total loan originations during the second quarter of 2005 over the first quarter of 2005, resulted from a number of initiatives undertaken by management. As previously reported, early in the first quarter of 2005, the Company focused on the value of its production and maintained loan pricing in the face of keen competitive pressure, which negatively impacted the level of loan production. During the June 2005 quarter the general level of pricing in the sub-prime mortgage sector improved as many of the Company’s competitors adjusted their rates to levels at or near those charged by the Company. The Company also made selected price reductions to certain loan products and introduced the new 40/30 loan, both of which enhanced loan production volume.

The decrease in production levels during the second quarter of 2005 compared to the year ago quarter resulted from the Company’s continued caution in originating interest-only loans, which have become a larger percentage of the overall subprime mortgage market’s production, as well as the negative impact which higher interest rates have had on overall mortgage production activities. As in previous quarters, the Company limited interest-only loans to higher credit categories of borrowers, and maintained rate premiums on all interest-only loan products. Management believes that these loans represent a higher risk profile than its traditional hybrid, fully amortizing mortgages and that the higher pricing is required to compensate for these additional risks. Many of the Company’s peers price interest-only loans at lower premiums than the Company and as a result attract a greater volume of these loans.

During the second quarter of 2005 the Company purchased a $51.7 million pool of fixed rate single family loans from a California based community bank. The pool has an average loan balance of $623,000, FICO scores in the low to mid 700 range and an average loan to value ratio of 53%. Due to their credit characteristics and fixed rate terms, management believes these loans provide an efficient means of adding an attractive risk-based yield, extend the duration of the Company’s portfolio and adds diversification to the seasoned, higher coupon, higher LTV, and lower FICO collateral added to the REIT portfolio from the June 15, 2005 securitized pool call.

During the quarter ended June 30, 2005, wholesale and retail production accounted for 57.7% and 39.1% of production, respectively, while purchased loans accounted for 3.2%. In the first quarter of 2005, wholesale and retail production accounted for 62.1% and 37.9% of production, respectively, with no purchased loans in the quarter.

Management continues to believe that a branch based retail franchise adds value to the Company in providing direct access to consumers, which generally results in higher overall value of loans production. The benefits of growing the retail originations was demonstrated in the lower net cost to produce achieved in the second quarter of 2005, which was the result of the higher points and fees generated through the retail system.

Credit Quality

At June 30, 2005, the allowance for loan losses for the held for investment portfolio equaled $20.3 million, or 0.52% of gross loans held for investment. Delinquent loans as a percentage of total loans held for investment were 1.9% at June 30, 2005. Delinquencies in the Company’s three recent securitizations continue to be below estimated levels and below the Company’s historic trends. During the June 2005 quarter the Company provided $11.9 million for credit losses, compared to $6.5 for the first quarter of the year. The Company did not experience any loan charge-offs in its held for investment portfolio during the June 2005 quarter, due to the early seasoning of its portfolio. Management expects that as the Company’s loans held for investment portfolio seasons, the level of loan delinquencies and charge-offs will increase.

Contact Information

For more information contact Steven C. Canup, Senior Vice President – Corporate Development and Investor Relations, in Aames Investment’s Investor Relations Department at (323) 210-5311 or at info@aamescorp.com via email.

Additional information may also be obtained by visiting www.aames.com, Aames Investment’s website.

Information Regarding Forward Looking Statements

This press release may contain forward-looking statements under federal securities laws. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties that may cause our performance and results to vary include: (i) changes in overall economic conditions and interest rates; (ii) an inability to originate subprime hybrid/adjustable mortgage loans; (iii) increased delinquency rates in our portfolio; (iv) adverse changes in the securitization and whole loan market for mortgage loans; (v) declines in real estate values; (vi) limited cash flow to fund operations and dependence on short-term financing facilities; (vii) concentration of operations in California, Florida, New York and Texas; (viii) extensive government regulation; (ix) intense competition in the mortgage lending industry and (x) an inability to comply with the federal tax requirements applicable to REITs and effectively operate within limitations imposed on REITs by federal tax rules. For a more complete discussion of these risks and uncertainties and information relating to the company, see the Form 10-K for the year ended December 31, 2004 and other filings with the SEC made by the company pursuant to the Securities Exchange Act of 1934. Aames Investment expressly disclaims any obligation to update or revise any forward-looking statements in this press release.

Financial Tables to Follow

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed financial statements

(In thousands)

	CONDENSED BALANCE SHEETS
	June 30, 2005	December 31, 2004
	(unaudited)
Cash and cash equivalents:
Unrestricted	$63,697	$31,641
Restricted	59,455	6,139
Loans held for sale, at lower of cost or market	380,491	484,963
Loans held for investment, net	3,873,873	1,725,046
Advances and other receivables	23,802	22,740
Residual interests, at estimated fair value	—	39,082
Derivative instruments, at estimated fair value	49,183	31,947
Prepaid and other assets	66,659	59,317

Total assets	$4,517,160	$2,400,875

Financings on loans held for investment	$3,162,354	$1,157,470
Revolving warehouse and repurchase facilities	967,798	809,213
Other borrowings	—	7,680
Other liabilities	71,118	68,886

	4,201,270	2,043,249
Stockholders’ equity	315,890	357,626

Total liabilities and stockholders’ equity	$4,517,160	$2,400,875

Shares outstanding at December 31, 2004	61,645	61,360

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Condensed financial statements

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)
Interest income	$74,943	$19,270	$128,595	$36,947
Interest expense	46,446	7,285	58,362	13,863

Net interest income	28,497	11,985	70,233	23,084
Provision for losses on loans held for investment	11,865	—	18,365	—

Net interest income after provision for losses	16,632	11,985	51,868	23,084
Noninterest income:
Gain on sale of loans	4,666	63,292	10,349	117,891
Loan servicing	1,364	1,497	2,404	3,651

Total noninterest income	6,030	64,789	12,753	121,542

Net interest income and noninterest income	22,662	76,774	64,621	144,626
Noninterest expense:
Personnel	20,980	32,600	43,327	57,948
Production	8,577	9,005	17,377	19,339
General and administrative	15,015	10,793	25,828	22,167

Total noninterest expense	44,572	52,398	86,532	99,454

Income (loss) before income taxes	(21,910)	24,376	(21,911)	45,172
Provision (benefit) for income taxes	665	395	1,430	302

Net income (loss)	$(22,575)	$23,981	$(23,341)	$44,870

Net income (loss) to common stockholders:
Basic	$(22,575)	$21,112	$(23,341)	$39,132

Diluted	$(22,575)	$24,503	$(23,341)	$45,915

Net income (loss) per common share:
Basic	$(0.37)	$2.94	$(0.38)	$5.48

Diluted	$(0.37)	$0.24	$(0.38)	$0.48

Dividends per common share - declared	$0.27	$—	$0.27	$—

Weighted average number of common shares outstanding:
Basic	61,535	7,170	61,478	7,145

Diluted	61,535	104,071	61,478	96,375

AAMES Investment Corporation

(Parent Company)

Condensed Balance Sheet

June 30, 2004
(Unaudited)
Cash and cash equivalents
Unrestricted	$49,200
Restricted	59,455
Loans held for investment - Securitized	3,195,144
Loans held for investment - Not Yet Securitized	686,493
Deferred loan origination fees and costs, net	12,501
Deferred acquisition premium	45,025
Allowance for credit losses	(20,265)

Loans held for investment, net	3,918,898

Investment in subsidiaries	116,092
Accrued interest and other	43,473
Derivatives	49,183

$4,236,301

Financings on loans held for investment	$3,162,354
Revolving warehouse and repurchase facilities	684,218
Other liabilities	28,814

3,875,386

Stockholders’ equity	360,915

$4,236,301

AAMES Investment Corporation

(Parent Company Only)

Condensed Statements of Operations

(in thousands)

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
	(Unaudited)
Net interest income	$15,493	$47,956
Provision for credit losses	(11,865)	(18,365)

Net interest income after provision for loan losses	3,628	29,591
Noninterest expense	(2,164)	(4,199)

Income before undistributed net loss of subsidiary	1,464	25,392
Equity in undistributed net loss of subsidiary	(10,563)	(32,935)

Net loss	$(9,099)	$(7,543)

GAAP net loss to taxable income reconciliation:
Net loss	$(9,099)	$(7,543)
Add: Equity in undistributed net loss of subsidiary	10,563	32,935

	1,464	25,392
Add (subtract) GAAP to tax items:
Provision for credit losses	11,865	18,365
Derivative mark to market	6,460	(6,927)

Estimated taxable income	$19,789	$36,830

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Supplemental Information

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2005	2004	2005	2005	2004
	(Unaudited)			(Unaudited)
RETAIL PRODUCTION
Total dollar amount (in thousands)	$624,816	$645,291	$516,558	$1,141,374	$1,231,818
Number of loans	4,315	5,087	3,718	8,033	9,764
Average loan amount	$144,801	$126,651	$138,934	$142,086	$126,159
Average initial LTV	76.33%	76.92%	75.88%	76.12%	77.36%
Weighted average interest rate	7.37%	7.30%	7.53%	7.44%	7.28%

WHOLESALE PRODUCTION
Total dollar amount (in thousands)	$920,506	$1,320,578	$845,058	$1,765,564	$2,600,279
Number of loans	6,747	8,947	6,028	12,775	17,577
Average loan amount	$136,432	$147,600	$140,189	$138,205	$147,936
Average initial LTV	81.90%	81.62%	81.25%	81.59%	81.65%
Weighted average interest rate	7.78%	7.30%	7.60%	7.69%	7.24%

PURCHASED LOANS
Total dollar amount (in thousands)	$51,692	$—	$—	$51,692	$—
Number of loans	83	—	—	83	—
Average loan amount	$622,800	$—	$—	$622,800	$—
Average initial LTV	53.29%	—%	—%	53.29%	—%
Weighted average interest rate	5.57%	—%	—%	5.57%	—%

TOTAL PRODUCTION
Total dollar amount (in thousands)	$1,597,014	$1,965,869	$1,361,616	$2,958,630	$3,832,097
Number of loans	11,145	14,034	9,746	20,891	27,341
Average loan amount	$143,294	$140,079	$139,710	$141,622	$140,159
Average initial LTV	78.79%	80.08%	79.21%	78.98%	80.27%
Weighted average interest rate	7.55%	7.30%	7.57%	7.56%	7.25%

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Supplemental Information

(in thousands)

	Three Months Ended			Six Months Ended
	June 30,		March 31, 2005	June 30,
	2005	2004		2005	2004
	(Unaudited)			(Unaudited)
Total production by loan purpose:
Cash-out refinance	$900,379	$1,162,572	$799,368	$1,699,747	$2,314,465
Purchase money	645,301	717,387	519,628	1,164,929	1,325,596
Rate/term refinance	51,334	85,910	42,620	93,954	192,036

Total	$1,597,014	$1,965,869	$1,361,616	$2,958,630	$3,832,097

Total production by property type:
Single family	$1,399,906	$1,711,934	$1,194,927	$2,594,833	$3,342,176
Multi-family	114,499	137,445	94,399	208,898	273,656
Condominiums	82,609	116,490	72,290	154,899	216,265

Total	$1,597,014	$1,965,869	$1,361,616	$2,958,630	$3,832,097

Total production by state / region produced:
California	$439,308	$667,690	$372,922	$812,230	$1,284,899
Florida	372,851	369,802	296,851	669,702	733,934
New York	94,357	142,981	93,558	187,915	294,561
Texas	136,411	123,530	111,392	247,803	242,649
Other Western states	128,581	196,614	139,291	267,872	390,047
Other Midwestern states	101,325	163,293	95,226	196,551	331,418
Other Northeastern states	177,435	187,215	145,853	323,288	327,085
Other Southeastern states	146,746	114,744	106,523	253,269	227,504

Total	$1,597,014	$1,965,869	$1,361,616	$2,958,630	$3,832,097

Production by interest rate type:
	Three Months Ended			Six Months Ended
	June 30, 2005	June 30, 2004	March 31, 2005	June 30, 2005	June 30, 2004
Hybrid:
Traditional	$1,014,616	$1,388,226	$947,520	$1,962,136	$2,784,338
Interest only	190,111	93,310	148,807	338,918	93,310
Fixed rate	392,287	484,333	265,289	657,576	954,449

	$1,597,014	$1,965,869	$1,361,616	$2,958,630	$3,832,097

AAMES INVESTMENT CORPORATION and SUBSIDIARIES

Supplemental Information

LOAN SERVICING

(Dollars in thousands)

	June 30,		December 31, 2004
	2005	2004
	(Unaudited)
Mortgage loans serviced:
Loans held for investment	$3,830,109	$—	$1,718,696
Loans serviced on an interim basis	491,464	1,897,464	771,830
Loan subserviced for others on a long-term basis	108,672	160,371	129,016
Loans in securitization trusts	—	229,308	224,345

Serviced in-house	4,430,245	2,287,143	2,843,887
Loans held for investment subserviced by others	51,676	—	—
Loan in off-balance sheet securitization trusts subserviced by others	—	53,885	—
Loans serviced by others	—

Total servicing portfolio	$4,481,921	$2,341,028	$2,843,887

Percentage serviced in-house	98.8%	97.7%	100.0%

	At or During the Six Months Ended
	June 30,		December 31, 2004
	2005	2004
	(Unaudited)
Percentage of dollar amount of delinquent loans serviced (period end):
One month	0.9%	0.3%	0.3%
Two months	0.4%	0.2%	0.2%
Three or more months:
Not foreclosed	1.3%	2.4%	1.8%
Foreclosed	0.1%	0.3%	0.2%

Total	2.7%	3.2%	2.5%

Percentage of dollar amount of delinquent loans in:
Loans held for investment serviced:
In-house	1.9%	N/A	0.2%
By others	0.0%	N/A	0.0%
Loans serviced on an interim basis	7.7%	0.6%	1.5%
Loans subserviced for others on a long-term basis	6.1%	2.7%	4.8%
Loans in off-balance sheet securitization trusts serviced:
In-house	N/A	13.0%	22.5%
By others	N/A	7.7%	0.0%
Percentage of dollar amount of loans foreclosed during the period to servicing portfolio	0.1%	0.3%	0.1%
Number of loans foreclosed during the period	83	120	68
Principal amount of foreclosed loans during the period	$6,284	$7,343	$3,585
Number of loans liquidated during the period	151	234	163
Net losses on liquidations during the period from:
Loans held for investment serviced:
In-house	$42	$—	$—
By others	—	—	—
Loans serviced on an interim basis	2,646	1,737	1,224
Loans serviced for others on a long-term basis	19	—
Loans in off-balance sheet securitization trusts serviced:
In-house	2,850	4,599	5,554
By others	—	1,856	—

	$5,557	$8,192	$6,778

Percentage of annualized losses to servicing portfolio	0.2%	0.7%	0.5%
Servicing portfolio at period end	$4,482,000	$2,341,000	$2,844,000